Exhibit (d)(14)

HIGHMARK CAPITAL MANAGEMENT, INC.

SUB-ADVISORY AGREEMENT

This AGREEMENT is effective as of October 18, 2010, by and between HIGHMARK CAPITAL MANAGEMENT, INC. (“Adviser”) and ZIEGLER CAPITAL MANAGEMENT, LLC, a Wisconsin limited liability company, which is an investment adviser registered under the laws of the United States as an investment adviser under the Investment Advisers Act of 1940, as amended (“Sub-Adviser”).

WHEREAS, Adviser is the investment adviser for HighMark Funds (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, Adviser’s parent, Union Bank, N.A. (“Bank”) serves as Custodian for the Trust (“Custodian”) and provides certain other services for the Trust’s series of mutual funds (the “Funds”);

WHEREAS, Adviser is the Administrator for the Funds, BNY Mellon Investment Servicing (US), Inc.(“BNYMIS”) is the Sub-Administrator, and HighMark Funds Distributors, Inc., an affiliate of BNYMIS, is the Distributor of the Funds (the latter two companies called collectively, the “BNY Companies”); and

WHEREAS, Adviser desires to retain Sub-Adviser to provide the services set forth herein with respect to the Trust’s HighMark NYSE Arca Tech 100 Index Fund (the “Fund”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the meanings set forth:

1.1 “33 Act” shall mean the Securities Act of 1933, and the rules and regulations issued thereunder, each as they may be amended from time to time.

1.2 “40 Act” shall mean the Investment Company Act of 1940, and the rules and regulations issued thereunder, each as they may be amended from time to time.

1.3 “Adviser” and “Administrator” shall mean HighMark Capital Management, Inc.

1.4 “Advisers Act” shall mean the Investment Advisers Act of 1940, and the rules and regulations promulgated thereunder, each as they may be amended from time to time.

1.5 “Bank” and “Custodian” shall mean Union Bank, N.A., a national banking association organized under the laws of the United States.

1.6 “Sub-Administrator” and “Distributor” shall mean BNYMIS and HighMark Funds Distributors, Inc., respectively.

1.7 “Sub-Adviser” shall mean Ziegler Capital Management, LLC, a corporation formed under Wisconsin law and registered as an investment adviser under the Advisers Act.

2. APPOINTMENT. Adviser hereby appoints Sub-Adviser to provide the sub-advisory services specified herein to the Fund for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

3. DELIVERY OF DOCUMENTS.

3.1 Adviser has furnished or will furnish Sub-Adviser with copies properly certified or authenticated of each of the following:

(a) Copies of the Declaration of Trust establishing the Trust and the By-Laws of the Trust;

(b) Resolutions of the Trust’s Board of Trustees authorizing the appointment of Sub-Adviser and approving this Agreement;

(c) The Trust’s Registration Statement on Form N-1A under the 33 Act (File No. 033-12608) and the 40 Act as filed with the United States Securities and Exchange Commission (“SEC”), and all amendments thereto insofar as such Registration Statement and such amendments relate to the Fund;

(d) The Trust’s most recent prospectus and Statement of Additional Information for the Fund (such prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto are herein collectively called the “Prospectus”);

(e) Adviser’s Form ADV Part II; and

(f) Such other materials and documents as Sub-Adviser shall reasonably request.

Adviser will furnish Sub-Adviser with copies of all amendments of or supplements to the foregoing promptly following adoption of such amendments or supplements.

3.2 Sub-Adviser has furnished or will furnish Adviser with copies properly certified or authenticated of each of the following:

(a) Sub-Adviser’s Form ADV Part II and

(b) Such other materials and documents as Adviser shall reasonably request.

Sub-Adviser will furnish Adviser with copies of all amendments of or supplements to the foregoing promptly following adoption of such amendments or supplements.

4. MANAGEMENT:

4.1 Subject to the supervision of the Trust’s Board of Trustees and of Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, the assets of the Fund and shall have full discretionary management authority with respect to the assets of the Fund, and in connection therewith is authorized to place all orders for the purchase and sale of securities, on behalf of the Fund, as Sub-Adviser shall determine to be appropriate. Sub-Adviser is also authorized, subject to periodic approvals of authorized persons by the Board of Trustees, to instruct Custodian to settle trades executed on behalf of the Fund. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund, will monitor the Fund’s investments, and will comply with the investment objectives, policies and restrictions of the Fund stated in the Fund’s Prospectus and compliance policies and procedures furnished to Sub-Adviser by Adviser from time to time (provided that Sub-Adviser is provided with reasonable notice of any change to the Fund’s investment objectives, policies and restrictions).

4.2 Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund. Sub-Adviser shall also make itself reasonably available to the Trust’s Board of Trustees at such times as the Board of Trustees shall request.

4.3 Sub-Adviser represents and warrants that it is and shall at all times remain in compliance with all applicable laws, rules and regulations pertaining to its investment advisory activities, including the 40 Act, the 33 Act and the Advisers Act, and agrees that it:

(a) will use at least the same skill and care in providing such services as it uses in providing services to fiduciary accounts in the United States for which it has investment responsibilities;

(b) will maintain at all times its registration with the SEC as an investment adviser under the Advisers Act;

(c) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In providing the Fund with investment supervision, Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which Sub-Adviser’s other clients may be a party. It is understood that it is desirable for the Fund and the Trust that Sub-Adviser or Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers solely on the basis of seeking the most favorable price and efficient execution. Therefore, Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to the general supervision of, and guidelines from time to time established by, Adviser, and reviewed by the Trust’s Board of Trustees with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to Sub-Adviser in connection with its or its affiliates’ services to other clients.

On occasions when Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Sub-Adviser, Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients. In no instance will portfolio securities be purchased from or sold to Adviser, Sub-Adviser, the BNY Companies, or any affiliated person of any of the Trust, Adviser, Sub-Adviser, the Administrator, the Sub-Administrator, the Distributor, or any entity that Adviser has identified to Sub-Adviser in writing, except as may be permitted under the 40 Act. Sub-Adviser acknowledges that the Fund and other mutual funds advised by Adviser (collectively, the “fund complex”) may engage in transactions with certain sub-advisers in the fund complex (and their affiliated persons) in reliance on exemptions under Rule 10f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e-1 under the 40 Act. Accordingly, Sub-Adviser hereby agrees that it will not consult with any other sub-adviser of a fund in the fund complex, or an affiliated person of a sub-adviser, concerning transactions for a fund in securities or other fund assets. In the event the Fund becomes a multi-managed fund, Sub-Adviser shall be limited to managing only the discrete portion of the Fund’s portfolio as may be determined from time-to-time by the Trust’s Board of Trustees or Adviser, and shall not consult with the other sub-adviser(s) as to any other portion of the Fund’s portfolio concerning transactions for the Fund in securities or other Fund assets;

(d) will report regularly to Adviser and will make appropriate persons available for the purpose of reviewing at reasonable times the management of the Fund with representatives of Adviser and the Board of Trustees, including, without limitation, review of the general investment strategy of the Fund, the overall performance of the Fund in relation to standard industry indices which have been agreed upon between Adviser and Sub-Adviser and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Adviser;

(e) will maintain books and records with respect to the Trust’s securities transactions required by the 40 Act, including subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 40 Act, and will furnish Adviser and the Trust’s Board of Trustees such periodic and special reports with respect to such securities transactions as Adviser or the Board of Trustees may request;

(f) will act upon instructions from Adviser that are not inconsistent with the fiduciary duties undertaken hereunder;

(g) will treat confidentially and as proprietary information of the Trust all such records and other information relative to the assets of the Fund maintained by Sub-Adviser (“Confidential Information”), and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Board of Trustees, which approval shall not be unreasonably withheld and may not be withheld where Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities; and

(h) Sub-Adviser shall have the right to execute and deliver, or cause its nominee to execute and deliver, all proxies and notices of meetings and other notices affecting or relating to the securities of the Fund.

4.4 Sub-Adviser further agrees that:

(a) Sub-Adviser will notify Adviser of any third party performing any services contemplated under the terms of this Agreement. Sub-Adviser must obtain Adviser’s prior written consent in the event Sub-Adviser itself, or by associating with, engaging, employing, or utilizing the services(s) of a third party, performs any of the services or maintains any Adviser Confidential Information outside the United States;

(b) Sub-Adviser warrants that neither Sub-Adviser, nor any of Sub-Adviser’s agents, employees or independent contractors who will perform services under this Agreement, has ever been convicted of a criminal offense involving dishonesty, breach of trust or money laundering;

(c) the portions of reports, documents or other similar work product that are not subject to intellectual property rights of a third party, which are prepared for Adviser or the Fund by Sub-Adviser under or in support of the performance of Sub-Adviser’s obligations hereunder (the “Work Product”), shall be owned by Adviser or the Fund, as the case may be, and Adviser or the Fund, as the case may be, shall have all rights, title and interest, including ownership of copyright, in and to the Work Product and all copies of the Work Product;

(d) Adviser expressly acknowledges and agrees that, except for Work Product, all intellectual property of Adviser, Sub-Adviser or the Fund existing on the date hereof or hereinafter invented, created or acquired by Adviser, Sub-Adviser or the Fund, shall remain the sole and exclusive property of Adviser, Sub-Adviser or the Fund, respectively, and this Agreement shall not constitute a transfer of, or license to use, such intellectual property;

(e) Sub-Adviser warrants that Adviser’s use of any Work Product will not infringe any patent, copyright, trade secret or other proprietary right, and that the Work Product shall not be the subject of any lien or security interest, or otherwise hypothecated to a third party;

(f) all notes, data, reference materials, memoranda, documentation and records in any way incorporating or reflecting any of the Confidential Information and all proprietary rights therein, including copyrights, will belong exclusively to Adviser. Except as may be required by applicable law, Sub-Adviser agrees to return all copies of such materials in Sub-Adviser’s control to Adviser within a reasonable time after Adviser’s request therefor; and if Sub-Adviser does not have in its possession or under its control any other documents, contracts, computer code, computer data or other materials, in tangible or electronic form, that pertain to the Confidential Information, Sub-Adviser further agrees to furnish Adviser, upon its request, with an affidavit attesting to that fact; and

(g) Adviser and Adviser’s federal and state governmental regulators shall have the right, upon reasonable notice, and at Adviser’s expense to access Sub-Adviser’s business resumption plans and premises, and shall have the right to inspect such records/facilities during the term of this Agreement. Sub-Adviser shall provide Adviser reports regarding internal and external audits, including copies of Sub-Adviser’s internal/external audits, SAS 70 reports, if any, and management resolutions for the purpose of determining the adequacy of Sub-Adviser’s systems, controls, security, integrity, fees, and confidentiality. Upon reasonable notice of at least 14 days, Adviser shall have the right to conduct on-site visits and enter Sub-Adviser’s premises or such other premises where Fund data is stored, within site security guidelines, for the purpose of verifying data security access procedures and operational processes; and Adviser shall have the right to review and test Sub-Adviser’s contingency planning. Sub-Adviser shall have: (i) a documented contingency plan; (ii) the ability to recover at a location separate from its normal production center; (iii) conducted an exercise of the plan within the last 12 months; (iv) reviewed, and if considered necessary, updated the plan within the last 12 months; and (v) the ability to recover critical services within reasonable timeframes.

4.5 Without limiting Sub-Adviser’s liability to Adviser or third parties hereunder, Sub-Adviser or an affiliate on behalf of Sub-Adviser, shall maintain the following insurance coverages with insurance carriers with A.M. Best rating of at least A- / VIII or otherwise acceptable to Adviser, in Adviser’s sole discretion:

(a) Required Coverage.

(i)	All insurance coverages required by federal, state of local law and statute, including Worker’s Compensation Insurance and Employers’ Liability Insurance. The Employers’ Liability Insurance shall have a minimum coverage of at least $500,000 for each person;

(ii)	Comprehensive or Commercial General Liability Insurance, including coverage for Products and Completed Operations, and Blanket Contractual Liability for obligation undertaken by Sub-Adviser to Adviser under this contract. Such Comprehensive General Liability Insurance shall provide for minimum Combined Bodily Injury and Property Damage Coverage Limits of at least $1,000,000, per occurrence;

(iii)	Comprehensive Automobile Liability Insurance including coverage for Hired & Non-Owned Automobile Liability, with Combined bodily Injury and Property Damage Coverage Limits with a combined single limit of at least $1,000,000;

(iv)	Comprehensive Crime Policy (CCP) including Employees Dishonest/Fidelity Coverage for all Sub-Adviser’s employees, officers and agents, and On-Premises (Loss Inside the Premises) and In-Transit (Loss Outside the Premises). The CCP shall have a minimum of at least $2,500,000, per occurrence; and

(v)	Professional Liability Coverage (Errors and Omissions) for a minimum combined single limit coverage of at least $2,500,000.

(b) Certificates of Insurance. Prior to performance of any services or commencement of any work under this Agreement, Sub-Adviser shall furnish to Adviser Certificates of Insurance evidencing such required insurance coverage.

(c) Waiver of Rights of Subrogation. Sub-Adviser hereby waives, all rights of recovery or subrogation against Adviser which might arise with regard to damage or loss which is insured against under any insurance policies in force at the time of the damage or loss.

5. BOOKS AND RECORDS. Sub-Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Fund, except as otherwise provided herein or as may be necessary for Sub-Adviser to supply to Adviser, the Fund or its Board of Trustees the information required to be supplied under this Agreement. In compliance with the requirements of Rule 31a-3 under the 40 Act, Sub-Adviser hereby agrees that certain records which it maintains for the Fund are also the property of the Fund, and further agrees to surrender promptly to the Trust a duplicate of any of such records, upon the Trust’s request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 40 Act the records required to be maintained by the 40 Act, including subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 40 Act, for the Fund. Upon reasonable prior consent from Adviser, Sub-Adviser may delegate responsibilities it may have to perform administrative, bookkeeping or accounting services for the Fund under this Agreement to affiliates of Sub-Adviser, which delegation shall not, however, relieve Sub-Adviser of its responsibilities under this paragraph 5.

6. EXPENSES. During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Trust, unless otherwise stated in this Agreement.

7. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, Adviser will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee, accrued and payable in accordance with Schedule A hereto. From time to time, Sub-Adviser may, in its sole discretion, agree to waive or reduce some or all of the compensation to which it is entitled under this Agreement. In the event that Sub-Adviser agrees to waive or reduce some or all of the compensation to which it is entitled under this Agreement, Adviser covenants that it will pass through the entire amount of such waiver or reduction to Fund shareholders, provided that Sub-Adviser may at its sole discretion provide written consent to Adviser whereby Sub-Adviser consents that all or part of such waiver or reduction need not be passed through to Fund shareholders.

8. SERVICES TO OTHERS. Adviser understands, and has advised the Trust’s Board of Trustees, that Sub-Adviser now acts and may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser, and/or administrator to other investment companies. Adviser has no objection to Sub-Adviser’s acting in such capacities, as long as such services do not impair the services rendered to Adviser or the Fund, and Adviser recognizes and has advised the Trust’s Board of Trustees that, in some cases, this may adversely affect the size of the position that the Fund may obtain in a particular security. In addition, Adviser understands, and has advised the Trust’s Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser’s duties under this

Agreement will not devote their full time to such service, and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. Notwithstanding any of the foregoing, Sub-Adviser shall obtain Adviser’s prior written consent (a copy of which shall concurrently be provided to the Trust’s Board of Trustees) before it or any of its employees act as an investment adviser, sub-investment adviser, portfolio manager and/or administrator to any investment company or series thereof other than to the Fund or any other fund or funds of the Trust. Such consent may not be unreasonably withheld by Adviser.

9. LIMITATION OF LIABILITY. Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Fund or Adviser in connection with the performance of its obligations under this Agreement or for having executed Adviser’s instructions, except (a) a loss resulting from a breach of Sub-Adviser’s fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 40 Act), or (b) a loss resulting from Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under this Agreement, or (c) a loss resulting from Sub-Adviser’s (i) infringement of intellectual property rights of a third party, (ii) breach of its obligation to a third party to maintain information confidential, or (iii) act or omission causing damage to the property of, personal injury to, or death of, a third party; or (d) as may otherwise be provided under provisions of applicable state or federal law which cannot be waived or modified hereby.

Except as noted in the previous paragraph, Sub-Adviser shall not be liable for any consequential, incidental, exemplary, punitive or special damages, or loss of profits arising out of or in connection with its obligations under this Agreement. Any damages that it is required to pay for any reason except as noted in the previous paragraph, shall not exceed, in the aggregate, actual proven direct damages.

Adviser shall not be liable for any consequential, incidental, exemplary, punitive or special damages, or loss of profits arising out of or in connection with its respective obligations under this Agreement. Any damages that it is required to pay for any reason shall not exceed, in the aggregate, actual proven direct damages.

10. INDEMNIFICATION.

(a) Adviser will defend, indemnify and hold Sub-Adviser harmless from and against any and all liabilities, claims, losses, damages, actions and causes of actions, including without limitation injury to, illness or death of any person or persons regardless of status, and damage to or destruction of any property, and claims of infringement and breaches of confidentiality, as well as attorneys’ fees, which Sub-Adviser may sustain or incur by reason of any act or omission by Adviser, its employees or agents, arising out of, or in any manner directly or indirectly connected with, the work or the furnishing of materials or other services, regardless of whether such liabilities, claims, demands, losses, damages, actions and causes of action arise during the course of or after the completion of such work or furnishing of materials or other services. This indemnity and hold harmless provision shall not be applicable to any liability caused by the willful misfeasance, bad faith, gross negligence or reckless disregard of the obligations and duties of Sub-Adviser or its respective representatives, nor shall this provision be applicable to actions or omissions by Sub-Adviser, its employees or agents in connection with (i) infringement, breach of confidentiality, property damage and personal injury or death, (ii) a loss resulting from a breach of Sub-Adviser’s fiduciary duty with respect to the receipt of compensation for services, or (iii) as may otherwise be provided under provisions of applicable state or federal law which cannot be waived or modified hereby. This provision shall survive the termination of this Agreement.

(b) Sub-Adviser will defend, indemnify and hold Adviser harmless from and against any and all liabilities, claims, losses, damages, actions and causes of actions, including without limitation injury to, illness or death of any person or persons regardless of status, and damage to or destruction of any property, and claims of infringement and breaches of confidentiality, as well as attorneys’ fees, which Adviser may sustain or incur by reason of any act or omission by Sub-Adviser, its employees or agents, arising out of, or in any manner directly or indirectly connected with, the work or the furnishing of materials or other services, regardless of whether such liabilities, claims, demands, losses, damages, actions and causes or action arise during the course of or after the completion of such work or furnishing of materials or other services. This indemnity and hold harmless provision shall not be applicable to any liability caused by the willful misfeasance, bad faith, gross negligence or reckless disregard of the obligations and duties of Adviser or its respective representatives, nor shall this provision be applicable to actions or omissions by Adviser, its employees or agents in connection with (i) infringement, breach of confidentiality, property damage and personal injury or death, (ii) a loss resulting from a breach of Adviser’s fiduciary duty with respect to the receipt of compensation for services, or (iii) as may otherwise be provided under provisions of applicable state or federal law which cannot be waived or modified hereby. This provision shall survive the termination of this Agreement.

11. DURATION AND TERMINATION. This Agreement will become effective as of the date hereof, provided that it has been approved by a vote of a majority of the outstanding voting securities of the Fund in accordance with the requirements under the 40 Act, and, unless sooner terminated as provided herein, will continue in effect for two (2) years from the date of execution.

Thereafter, if not terminated, this Agreement will continue in effect for the Fund from year to year, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not interested persons of the Trust, Sub-Adviser, or Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, this Agreement may be terminated as to the Fund at any time, without penalty, on sixty (60) days’ written notice to Sub-Adviser by Adviser, by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund. If the termination is by Adviser and is for other than the default of Sub-Adviser, Adviser shall pay Sub-Adviser on a pro rata basis for services rendered to the effective date of termination of Sub-Adviser. This Agreement may be terminated at any time, without penalty, on sixty (60) days’ written notice by Sub-Adviser to Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” have the same meaning as when such terms appear in the 40 Act.)

12. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

13. SUB-ADVISER INFORMATION. During the term of this Agreement, Adviser agrees to furnish Sub-Adviser at Sub-Adviser’s principal office, all prospectuses, proxy statements, reports to stockholders, sales literature or other materials prepared for distribution to stockholders of the Fund, the Trust, or the public, that refer to Sub-Adviser. Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees, agents, its affiliates, or the Bank that refer to Sub-Adviser in any way are consistent with those materials previously published. Sales literature may be furnished to Sub-Adviser by first-class or overnight mail, facsimile transmission equipment or hand delivery.

14. INDEPENDENT CONTRACTOR. In the performance of its duties hereunder, Sub-Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund or Adviser in any way or otherwise be deemed to be an agent of the Fund or Adviser. If any occasion should arise in which Sub-Adviser gives any advice to its clients concerning the shares of the Fund, Sub-Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

15. SEVERABILITY. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

16. NOTICES. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed as set forth below:

To Adviser at:

HighMark Capital Management, Inc.

350 California Street - Suite 1600

San Francisco, CA 94104

Attention: Earle A. Malm II, President & CEO

To Sub-Adviser at:

Ziegler Capital Management, LLC

200 South Wacker Drive - Suite 2000

Chicago, IL 60606

Attention:

To the Trust, the Trustees or the Fund at:

HighMark Funds

350 California Street - Suite 1600

San Francisco, CA 94104

Attention: Vice President, HighMark Funds Administration

Parties agree that they shall not be bound by the terms of any changes in policies, procedures, or contracts until notice has been received as set forth in this Agreement.

17. CHANGE OF LAW. Where the effect of a requirement of the 40 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

18. WAIVER OF JURY TRIAL. THE PARTIES HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION RELATING TO OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THE WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREIN, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES EACH ACKNOWLEDGE THAT THE WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY TO HAVE LEGAL COUNSEL REVIEW THE WAIVER. THE WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL BY COURT.

19. MISCELLANEOUS.

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement will be governed by the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officer designated below as of the day and year first above written.

HIGHMARK CAPITAL MANAGEMENT, INC.			ZIEGLER CAPITAL MANAGEMENT, LLC

By:	/s/ Earle A. Malm II		By:	/s/ Scott Roberts
	Name:	Earle A. Malm II		Name:	Scott Roberts
	Title:	President & CEO		Title:	President

SUB-ADVISORY AGREEMENT

BETWEEN HIGHMARK CAPITAL MANAGEMENT, INC.

AND ZIEGLER CAPITAL MANAGEMENT, LLC

SCHEDULE A

Ziegler Capital Management, LLC shall be paid monthly a fee for serving as sub-adviser to HighMark NYSE Arca Tech 100 Index Fund equal with respect to any particular month to 50% of the total of (i) the adjusted gross advisory fee payable to Adviser by the Fund with respect to such month, minus (ii) any adviser pay or supplemental payments paid to financial intermediaries or other third parties for the offering or sale of shares in such Fund or the ongoing maintenance of relationships with shareholders of such Fund (including the performance of services with respect to such shareholders) by an adviser or a distributor of the Trust or any of its affiliates (whether as revenue sharing, or for shareholder services, recordkeeping services or other services) with respect to such month, minus (iii) all amounts paid by the Fund and/or Adviser with respect to such month pursuant to any license agreement relating to the Fund’s use of the NYSE Arca Tech 100 Index and/or any marks Archipelago Holdings, Inc. or any successor thereto owns or to which it has rights.

The sub-advisory fee shall be payable by Adviser. It shall be computed on the average daily net assets of the Fund subject to the Agreement, and calculated as of the last business day of each calendar month. The fee shall be payable within 10 business days of the end of each month.